EXHIBIT 99.1

HSN, Inc. Appoints Ann Sarnoff to Board of Directors

ST. PETERSBURG, Fla., Dec. 20, 2012 (GLOBE NEWSWIRE) -- Interactive multichannel retailer HSN, Inc. (Nasdaq:HSNI) announced today that Ann Sarnoff has been appointed to its Board of Directors and will serve on the Compensation and Human Resources Committee. Ms. Sarnoff's appointment expands the number of HSNi Board members to 10.

Ms. Sarnoff currently serves as the Chief Operating Officer of BBC Worldwide Americas. She is responsible for the company's North American businesses and has held this role since 2010. From 2006 until joining the BBC in 2010, Ms. Sarnoff was President of Dow Jones Ventures and Senior Vice President of Strategy for Dow Jones & Company, Inc. Previously, Ms. Sarnoff served for two years as Chief Operating Officer of the Women's National Basketball Association and spent ten years at Viacom Inc. where she ultimately became Chief Operating Officer for VH1 and Country Music Television.

"We are extremely pleased that Ann will join our Board and leverage nearly 20 years of extensive business experience in media and entertainment," said Arthur Martinez, Chairman of the Board. "Ann's expertise in developing and growing businesses and brands, in addition to her proven success as a highly accomplished leader, makes her a valuable addition to our Board."

"I look forward to working with Ann and leveraging her unique experiences to assist us in executing against our strategic growth initiatives of creating immersive experiences, offering differentiated products and leveraging technology to build relationships, not just transactions," stated Mindy Grossman, Chief Executive Officer of HSNi.

Ms. Sarnoff is a member of the executive advisory board of the McDonough School of Business at Georgetown and is a member of the boards of Women's Forum of New York and the Harvard Business School Women's Association of New York. Ms. Sarnoff earned a Bachelor of Science degree from Georgetown University and a Masters in Business Administration from Harvard Business School. She was named one of the Most Powerful Women in Cable in 2011 and 2012 by CableFAX Magazine.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net